UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 6, 2011

Date of Report (Date of earliest event reported)

Cobalt International Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34579	27-0821169
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Two Post Oak Central
1980 Post Oak Boulevard, Suite 1200
Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 579-9100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 6, 2011, Cobalt International Energy, Inc. (the “Company”) promoted Van P. Whitfield to Chief Operating Officer of the Company.  Mr. Whitfield had been serving as Executive Vice President, Operations and Development of the Company. In connection with his promotion, the Company entered into an employment agreement with Mr. Whitfield that supersedes the severance agreement previously entered into between Mr. Whitfield and the Company. Except as described below, the terms of the employment agreement are substantially similar to the terms of the severance agreement, which terms are summarized in the Company’s proxy statement filed on March 22, 2011.

The employment agreement provides that Mr. Whitfield will report directly to the Chief Executive Officer of the Company; however, if an individual commences serving as President of the Company, he will report to the President for a period not to exceed one year. The term of the agreement is scheduled to expire on January 1, 2014, subject to annual one-year extensions if both parties agree. In addition, the Company may request that Mr. Whitfield remain employed under the agreement until a replacement Chief Operating Officer commences employment with the Company or an individual commences serving as President of the Company, but in no event later than the end of the following year.

The agreement provides for an annual base salary of $660,000, subject to increase at the discretion of the Company’s board of directors or a committee thereof, and an annual bonus in a target amount equal to 100% of his base salary. The employment agreement extends from six months to one year the length of the post-employment restrictions against competition and solicitation of employees and also increases the severance amount payable on termination of his employment by the Company without cause or by him for good reason from 50% of his annual base salary to 100% of his annual base salary. The definition of “good reason” under the employment agreement includes two provisions that were not included in the severance agreement:  material diminution of Mr. Whitfield’s authority, duties, responsibility or roles, and a material breach of the employment agreement by the Company. Unlike the severance agreement, the employment agreement does not provide for a “gross-up” of any golden parachute excise taxes imposed under Internal Revenue Code Section 4999 on any payments or benefits that Mr. Whitfield may receive in connection with a change in control of the Company.

The employment agreement also provides for the grant to Mr. Whitfield on September 6, 2011 of two awards, each for 50,000 restricted shares of the Company’s common stock, pursuant to the Company’s Long Term Incentive Plan and two award agreements substantially in the forms filed by the Company on October 29, 2009 as Exhibits 10.11 and 10.12 to its Registration Statement on Form S-1/A. The shares covered by the first award are scheduled to vest on the earlier of the expiration of the term of his employment agreement and December 31, 2014. Vesting of the shares covered by the second award requires satisfaction of both a service condition and a performance condition. The service condition is scheduled to be satisfied on the earlier of the expiration of the term of his employment agreement and December 21, 2014, and the performance condition is scheduled to be satisfied on December 21, 2014, subject to the attainment of a specified value condition.

In satisfaction of the disclosure required by Items 401(b) and (e) of Regulation S-K, the sections of the Company’s Annual Report on Form 10-K filed on March 1, 2011 entitled “Business—Executive Officers” and “Business—Biographical Information” are incorporated by reference herein. With respect to the disclosure required by Items 401(d) and 404(a) of Regulation S-K, Mr. Whitfield does not have any family relationships with any of the Company’s directors or executive officers, and there are no relationships or related transactions between Mr. Whitfield and the Company that are required to be reported.

On September 7, 2011, the Company issued a press release announcing Mr. Whitfield’s promotion, which is attached as Exhibit 99.1 to this Form 8-K.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated September 6, 2011, between the Company and Van P. Whitfield.

99.1	Press Release dated September 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cobalt International Energy, Inc.

Date: September 8, 2011	By:	/s/ Samuel H. Gillespie
		Name:	Samuel H. Gillespie
		Title:	General Counsel and Executive Vice President

EXHIBIT LISTING

Exhibit No.	Description
10.1	Employment Agreement, dated September 6, 2011, between the Company and Van P. Whitfield.

99.1	Press Release dated September 7, 2011.